Corporate Policy

Policy Title:	Insider Trading	Date Issued:	5/20/2024
Policy Category:	Ethics and Standards
References to “The Clorox Company”, “Clorox”, and “Company” refer to The Clorox Company and its subsidiary companies worldwide.
PURPOSE
Federal and state laws prohibit the buying, selling or making of other transfers of securities by persons who have material information regarding the issuer of those securities that is not generally known by or available to the public. These laws also prohibit persons with such information from disclosing it to others who then trade in the securities of the issuer to which the information relates.
The Company has adopted the following policy (this “Policy”) regarding transactions in securities of the Company when directors, officers, employees and independent contractors of the Company have Material Nonpublic Information. As discussed more fully below, “Material” information generally means information that is reasonably likely to be considered by a reasonable investor as important in making an investment decision to buy, hold or sell securities. “Nonpublic Information” is information that is not generally known by or available to the public.
You are responsible for ensuring that you do not violate federal or state securities laws or this Policy. We designed this Policy to promote compliance with the federal and state securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.
If you violate the insider trading laws, you may have to pay civil fines of up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million per violation. You also may have to serve a jail sentence of up to 20 years. In addition, the Company could be subject to a civil fine of the greater of $1 million (as may be adjusted for inflation) or three times the profit gained or loss avoided as a result of an insider trading violation, as well as a criminal fine of up to $25 million per violation.
The Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) are very effective at detecting and pursuing insider trading cases. The SEC and the DOJ have successfully prosecuted cases against employees and other insiders who traded through foreign accounts, insider trading by family members and friends of employees and other insiders, and insider trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.
Directors, officers, employees and independent contractors of the Company should always consult Legal Services with any questions concerning this Policy.

POLICIES AND PROCEDURES
A.Trading Policy
Prohibited Trading
1.Trading While Aware of Material Nonpublic Information. Except to the extent permitted by Section E of “Policies and Procedures” hereof (Rule 10b5-1 Trading Plans), you may not trade in the stock or other securities of any company when you are aware of Material Nonpublic Information about that company.
This policy against “insider trading” applies to trading in both (a) Company securities, as well as to trading in (b) the securities of other companies, if you have Material Nonpublic Information with respect to that company gained through your work at the Company. For example, if you have Material Nonpublic Information that the Company is engaging in a confidential negotiation of a significant supply contract with Supplier A that may materially impact Supplier B, you may not trade in the stock or securities of the Company, Supplier A or Supplier B.
Transactions that you may think are necessary or justifiable for independent reasons (such as the need to raise money for a personal emergency expenditure) are not excepted from these restrictions. The securities laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
2.Tipping. You may not convey Material Nonpublic Information about a company to others or suggest that anyone purchase or sell any company’s securities while you are aware of Material Nonpublic Information about that company. This practice, known as “tipping”, violates the securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed Material Nonpublic Information. This policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies. This policy does not restrict ordinary and legitimate business communications where you have a reasonable basis to expect that the other person will not trade while in possession of the information and will keep such information confidential.
3.Short Sales. Short sales of a security (i.e., the sale of a security that the seller does not own) by their nature reflect an expectation that the value of the security will decline. Short sales can create perverse incentives for the seller, and signal to the market a lack of confidence in the Company’s prospects. Accordingly, you are prohibited from engaging in a short sale of Company securities.
4.Publicly Traded Options. A put is a right to sell a security at a specific price before a set date, and a call is a right to buy a security at a specific price before a set date. Generally, put options are purchased when a person believes the value of a security will fall, and call options are purchased when a person believes the value of a security will rise. A transaction in options is, in effect, a bet on the short-term movement of the Company’s securities, and therefore creates the appearance of trading on the basis of material non-public information. Transactions in options may also focus your attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, you are prohibited from engaging in a put, call or other derivative security transaction relating to Company securities on an exchange or in any other organized market.
5.Hedging. You are prohibited from engaging in hedging transactions in Company securities. A hedging transaction is the purchase of a financial instrument to, or otherwise engaging in a transaction that is designed to, hedge or offset, any decrease in the market value of the Company’s equity securities that were granted to you as part of your compensation or that you hold directly or indirectly. Examples of hedging transactions include pre-paid forward contracts, equity swaps and collars. Because participating in these transactions may cause a person to no longer have the same objectives as the Company’s other shareholders, no person subject to this Policy may engage in such transactions.

6.Pledging. Directors, officers and their Related Entities are prohibited from holding Company securities in a margin account unless all Company securities held in such account are blocked from being margined. These persons are also prohibited from pledging Company securities as collateral. While holding Company securities in a margin account or pledging Company securities as collateral by independent contractors or employees is not prohibited by this Policy, such employees who are not directors, officers or their Related Entities should exercise caution when considering whether to do so. Because securities held in a margin account or pledged as collateral may be sold without consent if there is a failure to meet a margin call or if there is a default on a loan, a margin or foreclosure sale may result in insider trading.
The foregoing restrictions apply to all directors, officers, employees and independent contractors of the Company. The restrictions also apply to transactions in Company securities by any of the following individuals and entities (collectively, “Related Entities”):
•anyone who lives in your household,
•any family members whose transactions in Company securities are directed by, or are subject to, your influence or control,
•any corporation or other entity controlled or managed by you, and
•trusts for which you are the trustee or with respect to which you have the ability to vote or dispose of Company securities in the trust.
These restrictions apply to any Company securities over which you have voting or dispositive power, as well as Company securities that you own. The SEC and federal prosecutors may presume that trading by family members is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.
For purposes of this Policy, references to “trading” and “transactions” include, among other things:
•any purchases and sales of Company securities, including sales of Company securities obtained through the exercise of employee stock options granted by the Company, gifts of Company securities (including charitable donations); or
•pledges of Company securities to secure a loan, as described in greater detail above.
Applicability of Policy to Benefit Plans
The restrictions in this Policy do not apply to
•the exercise of Company stock options, including where you pay the exercise price and tax withholding using cash out-of-pocket or as a result of a net exercise of the options, if no shares are sold;
•the vesting or settlement of Company stock options, performance shares, performance share units, restricted stock or restricted stock units if no shares are sold; or
•the withholding by the Company of shares to satisfy a tax withholding obligation upon the vesting of performance shares, performance share units, restricted stock or restricted stock units if no shares are sold.
Therefore, you may freely exercise your stock options and have the Company withhold shares to satisfy your tax obligations without violating this Policy so long as no shares are sold in violation of this Policy.
The restrictions in this Policy also do not apply to periodic purchases of the Company stock fund in the Company’s 401(k) plan, provided that such purchases are the result of a payroll deduction election that you made (a) at a time when you were not aware of Material Nonpublic Information and (b) while the Window Period (defined below) was open (to the extent applicable to you). Thus, for example, if you made an election to contribute 5% of your income each pay period to the Company’s stock fund in the Company’s 401(k) plan and such election was made at a time when you were both not aware of Material Nonpublic Information and in conformance with the Window Period requirements (to the extent applicable to you), periodic purchases through the Company’s 401(k) plan would not violate the restrictions in this Policy (even if, for example, the purchase occurs at a time when you are aware of Material Nonpublic Information).
The following elections may only be made at a time when you are not aware of Material Nonpublic Information and in conformance with the Window Period and preclearance requirements (to the extent applicable to you): (a) to begin or terminate investing in the Company stock fund of the 401(k) plan; (b) to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund of the 401(k) plan (for example, to reduce your periodic contribution to the Company stock fund from 5% of your income to a lower percentage of your income); (c) to make an intra-plan transfer of an existing account balance into or out of the Company stock fund (for example, to transfer $10,000 or another amount you have invested in the Company stock fund to another investment option under the Company’s 401(k) plan); (d) to borrow money, to the extent otherwise permitted, against your 401(k) plan account if you have invested in the Company stock fund of the 401(k) plan; and (e) to pre-pay a 401(k) plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
This Policy does not apply to purchases of Company stock in the Company’s employee stock purchase plan resulting from your periodic contributions of money to the plan pursuant to a payroll deduction election made while the Window Period (to the extent applicable to you) was open and you were not in possession of Material Nonpublic Information, subject to the preclearance process (to the extent applicable to you). However, this Policy does apply to any: (a) election to participate in the plan for an enrollment period; (b) increase or decrease in your amount of periodic contributions to or direct purchase/sell orders under the plan; and (c) sales of Company stock pursuant to the plan.
To the extent that you participate in the Company’s Direct Stock Purchase and Dividend Reinvestment Plan, this Policy does not apply to purchases of Company stock under the plan resulting from an election to reinvest dividends made while the Window Period (to the extent applicable to you) was open and you were not in possession of Material Nonpublic Information, subject to the preclearance process (to the extent applicable to you). However, this Policy does apply to any: (a) election to participate in the plan; (b) increase or decrease in your level of participation in the plan; and (c) sale of Company stock purchased pursuant to the plan.
Directors, officers, employees and independent contractors of the Company should always consult Legal Services if they have any questions.
Company Transactions
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.
B.What is "Material Nonpublic Information"?
1.Material Information
Material information generally means information that is reasonably likely to be considered by a reasonable investor as important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. Depending on the circumstances, common examples of information that may be material include:
•earnings, revenue, or similar financial information;
•financial or operational results (both positive and negative);
•unpublished financial or operational reports or projections;
•extraordinary borrowing, liquidity or bankruptcy concerns or developments;
•changes in control (e.g., mergers, acquisitions and dispositions or actions by activist investors);
•changes in directors, senior management or auditors;

•information about current, proposed, or contemplated transactions (including disposition/acquisitions of significant assets or a subsidiary), business plans, financial restructurings or significant expansions or contractions of operations;
•changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities (e.g., share buyback programs);
•material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;
•information about major contracts, including the gain or loss of a substantial customer or supplier;
•significant new product developments or innovations;
•significant interruption of production or other aspects of a company’s business as a result of an accident, a fire, a natural disaster, a pandemic, a breakdown of labor negotiations, a cybersecurity incident, or otherwise;
•significant cybersecurity incidents (e.g., breach of or unauthorized access to information technology infrastructure and/or data) and identified significant cybersecurity vulnerabilities;
•significant product defects, modifications or product recalls;
•significant pricing changes;
•major environmental incidents; and
•institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings.
This list is for illustrative purposes only and is not an exhaustive list of all types of material information. Federal and NYSE investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so if information is not clearly immaterial or already public you should always err on the side of deciding that information is Material Nonpublic Information and not trade. If you have questions regarding specific information or transactions, please contact Legal Services.
2.Nonpublic Information
Nonpublic information is information that is not generally known or available to the public. We consider information to be available to the public only when:
•it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, public filing or a widely disseminated statement from a senior officer); and
•enough time has elapsed to permit the investment market to absorb and evaluate the information. You should generally consider information to be nonpublic until one full trading day has elapsed following public disclosure.
C.Unauthorized Disclosure
All directors, officers, employees and independent contractors of the Company must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is nonpublic information until we publicly disclose it. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as family members, other relatives, or business or social acquaintances. You must exercise caution when having confidential conversations or viewing, printing and distributing confidential information, including in the presence of family members, and abide by the guidelines set forth in the Company’s policies that address the handling of the Company’s confidential information. Furthermore, you are expressly prohibited from disclosing Company information to, or participating in, so-called “expert networks,” or entities that provide specialized or industry information to investment firms. Further, in order to help ensure that such information does not become widely known and is not leaked, it is also our policy that internal dissemination of proprietary information is limited to those persons that have a business need to have such information in order to perform their duties within our organization.
Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability, including criminal liability, for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s policies. If you receive inquiries of this nature, refer them to Corporate Communications.
Finally, this Policy prohibits the knowing dissemination of information about the Company that is false or misleading, whether you are the source of the statement or are transmitting a false or misleading statement produced by another.
D.When and How to Trade Company Securities
1.Overview
Directors, executive officers and certain other employees and independent contractors who are so designated from time to time and are informed of their status by Legal Services (such executive officers and designated employees and independent contractors, “Restricted Employees”) are for purposes of this Policy required to comply with the Window Period restrictions covered below. Even if you are not a director or a Restricted Employee, however, following the procedures listed below may assist you in complying with this Policy.
2.Window Periods
Except as permitted by Section E of “Policies and Procedures” hereof (Rule 10b5-1 Trading Plans), directors and Restricted Employees may only trade in Company securities from the date that is one full trading day after an earnings release is issued to the end of business on the date that is three weeks prior to the end of the quarter for which that earnings release is issued (such period, the “Window Period”). This Policy also applies to the Related Entities of directors and Restricted Employees.
However, even if the Window Period is open, except as permitted by Section E of “Policies and Procedures” hereof (Rule 10b5-1 Trading Plans), you may not trade in Company securities if you are aware of Material Nonpublic Information about the Company. You are responsible for determining whether you are aware or in possession of Material Nonpublic Information, and you should consult with Legal Services if you are uncertain or have any questions. In addition, except as permitted by Section E of “Policies and Procedures” hereof (Rule 10b5-1 Trading Plans), if you are subject to the Company’s preclearance process (described below), you must preclear transactions even if you initiate them when the Window Period is open.
From time to time, the Company may institute special restrictions on trading due to material developments or other reasons, such as a Pension Fund Blackout Period, as described below. In such events, Legal Services may notify directors, Restricted Employees and any person otherwise subject to this Policy that they should not engage in any transactions involving the purchase or sale of Company securities and should not disclose to others the fact that special restrictions on trading have been instituted that preclude them from trading in Company securities.
In general, directors and Restricted Employees are prohibited from directly or indirectly trading in Company securities during any period of more than three consecutive days during which at least 50% of the participants or beneficiaries in all “individual account” retirement plans of the Company or its subsidiaries are unable to purchase, sell or otherwise acquire or transfer an interest in the equity of the Company held in such plans due to a temporary suspension by the Company or a fiduciary (“Pension Fund Blackout Period”). “Individual account” retirement plans include, without limitation, defined contribution plans such as broad-based tax-qualified 401(k) plans and profit sharing plans, stock bonus plans and certain nonqualified deferred compensation arrangements. Transactions permitted by Section E of “Policies and Procedures” hereof (Rule 10b5-1 Trading Plans) and certain other transactions are exempt from this prohibition. Directors and Restricted Employees should consult with Legal Services prior to attempting a stock transaction during a Pension Fund Blackout Period other than pursuant to a Rule 10b5-1 plan entered into in accordance with Section E of “Policies and Procedures” hereof.

Even if the Window Period is closed, you may exercise Company stock options if no shares are sold and if you exercise a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding obligations, subject to any pre-clearance requirements (if applicable) as described elsewhere in this Policy. You may not, however, effect sales of stock issued upon the exercise of stock options or that you received as a result of the vesting or settlement of Company stock options, performance shares, performance share units, restricted stock or restricted stock units while the Window Period is closed. Except for approved transactions pursuant to a Rule 10b5-1 plan, all pending purchase and sale orders regarding Company securities that could be executed while the Window Period is open must be completed or cancelled before it closes.
In light of these restrictions, if you expect a need to sell Company stock at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5-1 trading plan, as discussed in Section E of “Policies and Procedures” hereof.
3.Preclearance Process
The Company requires its directors, executive officers, Grade 32 and above vice presidents, and certain employees designated from time to time (such officers and employees, “Preclearance Employees”) to obtain preclearance approval from the Chief Legal Officer or Corporate Secretary (and in the case of a Clorox Executive Committee member, copying the Chief Executive Officer and the Chief People Officer on such request) in advance of effecting any purchase, sale, gift or other trading of Company securities. The procedures for requesting preclearance approval have been or will be communicated to the Preclearance Employees. Preclearance Employees must obtain preclearance approval even if they are initiating a transaction while a Window Period is open. The Related Entities of Preclearance Employees also must obtain preclearance approval before purchasing, selling or otherwise trading in Company securities.
If a transaction is precleared under the preclearance process, the transaction must be executed within two business days after the preclearance is obtained, but regardless may not be executed if you acquire Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be precleared again before it may be executed.
If a proposed transaction is not precleared under the preclearance process, you should refrain from initiating any transaction in Company securities, and you should not inform anyone within or outside of the Company of the failure to receive preclearance. Transactions pursuant to a Rule 10b5-1 trading plan (discussed below in Section E) do not require preclearance at the time of the transaction, but entry into the Rule 10b5-1 trading plan requires preclearance.
E.Rule 10b5-1 Trading Plans
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), provides for an affirmative defense against insider trading liability if a trade occurs pursuant to a pre-arranged “trading plan” that meets specified conditions. Specifically, a purchase or sale will not be deemed to be made on the basis of Material Nonpublic Information and, therefore, will not violate the insider trading laws, if the trade is made pursuant to a trading plan that complies with the conditions in Rule 10b5-1, including that the plan: (a) specifies the terms under which securities are to be purchased or sold, and (b) is established during an open Window Period and at a time when you are not aware of Material Nonpublic Information. A trading plan under the rule may specify the amount, price and date of purchases or sales, set forth a formula for those requirements or specify trading parameters that another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and, if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not be aware of any Material Nonpublic Information at the time of the trades. Trading plans can be established for a single trade or a series of trades; however, in no event may any employee, officer or director have more than one Rule 10b5-1 trading plan in effect at any given time, subject to certain exceptions that are permissible under Rule 10b5-1. Further, if a Rule 10b5-1 trading plan is designed to effect the purchase or sale of Company securities in a single transaction, you may not have had another single-trade plan (Rule 10b5-1 or otherwise) during the prior 12-month period.

It is important that you properly document the details of a trading plan. In addition, there are a number of additional procedural conditions to Rule 10b5-1 that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include, among other things, that you act in good faith, that you do not modify your trading instructions while you are aware of Material Nonpublic Information and that you not enter into or alter a corresponding or hedging transaction or position. Because this rule is complex, the Company recommends that you work with a broker and be sure you fully understand the limitations and conditions of the rule before you establish a trading plan.
Any adoption or amendment of a Rule 10b5-1 trading plan may occur only in an open Window Period when you are not aware of Material Nonpublic Information. No such plan can be adopted or amended during any periods in which special restrictions on trading are in effect, such as a Pension Fund Blackout Period. No trades under a plan may take place until the later of 90 days after the plan has been adopted or amended, or two business days after the Company has filed its 10-Q or 10-K for the quarter in which the trading plan was adopted. Any amendment or modification of a Rule 10b5-1 plan (including by canceling a trade or modifying the amount, price or timing of a purchase or sale) will be considered an adoption of a new Rule 10b5-1 plan and subject to these requirements.
All Rule 10b5-1 plans and instructions are required to be reviewed and approved by Legal Services, with notification to the Chief Executive Officer and Chief People Officer through the appropriate channels, prior to implementing any such plan or instruction. In addition, any amendment or termination of a Rule 10b5-1 trading plan must be reviewed and approved in advance by Legal Services, and the Chief Executive Officer and Chief People Officer notified through the appropriate channels.
F.Certification/Training
Restricted Employees will be required periodically to certify their understanding of and compliance with this Policy and complete training regarding insider trading.
G.Noncompliance
Each employee who fails to comply with this Policy or who refuses to certify that he or she has complied with it will be subject to disciplinary action, which could include termination of employment.
H.Post-Termination Transactions
This Policy continues to apply to transactions in Company securities even after termination of service with the Company. If an individual is in possession of Material Nonpublic Information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. Furthermore, Section 16 of the 1934 Act and Rule 144 under the Securities Act of 1933, as amended (the “1933 Act”), both of which are described below, may continue to apply to you for some time after your termination of service. The preclearance procedures specified under Section D.3. Preclearance Process of “Policies and Procedures” hereof will cease to apply to transactions in Company securities upon the expiration of any Company-imposed trading restrictions applicable at the time of the termination of service, including a closed Window Period.
ADDITIONAL SECURITIES LAW MATTERS
A.Section 16
Directors, executive officers, the principal accounting officer and beneficial owners of 10% or more of the Company’s common stock (each, a “Section 16 Insider”) will also be required to comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the 1934 Act (“Section 16”). The practical effect of these provisions is that (a) Section 16 Insiders will be required to report their beneficial ownership of common stock and other equity securities (including derivatives) of the Company and transactions in Company securities (usually within two business days of the date of the transaction) and (b) Section 16 Insiders are deterred from short -term speculative trading (generally defined as selling Company securities within six months following a purchase or buying Company securities within six months following a sale). Any Section 16 Insider who purchases and sells Company securities within a six-month period will be required to disgorge all deemed profits to the Company, regardless of whether they had knowledge of any Material Nonpublic Information. Since deemed profit can exist due to how the Section 16 rules match any buy and sell trades in the period, even if there were an actual loss or a tax loss, Section 16 Insiders should consult with their external financial and tax advisors to fully understand the consequences of any trades conducted within a six-month period. For purposes of Section 16, Section 16 Insiders are treated as the beneficial owners of securities held by family members sharing their household.
The Company has provided separate materials to the directors and executive officers regarding compliance with Section 16 and its related rules.
B.Rule 144
If you are a director or an executive officer, you may be deemed to be an “affiliate” of the Company. Consequently, shares of Company common stock held by you may be considered to be “control securities,” the sale of which is subject to compliance with Rule 144 under the 1933 Act (or any other applicable exemption under the federal securities laws). If this is the case, note that Rule 144 places limits on the number of shares you may be able to sell and provides that certain procedures must be followed before you can sell shares of Company common stock. Contact Legal Services for more information on Rule 144.